Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson Vice President-Investor Relations (972) 580-6360	Jane Hays Vice President-Corporate Marketing/ Communications (972) 580-6353
meritage homes announces results of tender offers as of the early tender date for notes due in 2014 and 2015
     Scottsdale, Ariz. (April 20, 2010) — Meritage Homes Corporation (NYSE: MTH), one of America’s top 10 homebuilders, announced today the expiration of the early tender period in the Company’s tender offer to purchase any or all of its outstanding $130 million 7.00% Senior Notes due 2014 (“2014 Notes”), and the expiration of the Dutch Auction early tender period for up to $65 million of its outstanding 6.25% Senior Notes due 2015 (“2015 Notes”). The tender offers were made pursuant to an Offer to Purchase dated April 6, 2010, the related Letter of Transmittal and Meritage’s press release dated April 6, 2010, (collectively, the “Tender Offer”), which set forth a more detailed description of the terms of the Tender Offer.
     The Early Tender Date for the Any and All Tender Offer expired at 12:00 midnight, New York City time, on April 19, 2010 (the “Expiration Date”). Based on information provided by the depositary for the Tender Offer, an aggregate principal amount of approximately $107.1 million of 2014 Notes were validly tendered and not validly withdrawn in the Tender Offer.
     The Dutch Auction Early Tender Date for the Dutch Auction Tender Offer expired at 12:00 midnight, New York City time, on April 19, 2010, (the “Expiration Date”). Based on information provided by the depositary for the Tender Offer, an aggregate principal amount of approximately $139.9 million of 2015 Notes were validly tendered and not validly withdrawn in the Dutch Tender Offer, which exceeded the Maximum Tender Amount of $65 million. As a result, the 2015 Notes accepted for purchase will be subject to proration pursuant to the terms of the Tender Offer as noted in the press release dated April 6, 2010 and the related Offer to Purchase.
     Both the Any and All Tender Offer and the Dutch Auction Tender Offer will expire at 12:00 midnight, New York City time, on May 3, 2010, unless extended, after which the Company will announce final results of the tender offers.
     As previously disclosed in the press releases issued on April 6, 2010, the tender offers are part of a series of related financing transactions that also included a private placement of $200 million aggregate principal amount of 7.15% Senior Unsecured Notes due 2020, which was completed on April 13, 2010.

MTH results of tender for 2014 notes
     Meritage retained Citi and J.P. Morgan to serve as dealer managers for the tender offer. Global Bondholder Services Corporation was retained to serve as the depositary and information agent.
     This announcement does not constitute an offer to buy or the solicitation of an offer to sell securities. The Tender Offer was made solely by means of the Offer to Purchase and the related Letter of Transmittal, as disclosed in Meritage’s press release dated April 6, 2010. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to be made on behalf of Meritage by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
About Meritage Homes Corporation
     Meritage Homes Corporation is the 9th largest homebuilder in the U.S. based on homes closed. Meritage offers a variety of homes across the Southern and Western states designed to appeal to a wide range of home buyers, including first-time, move-up, luxury and active adult buyers, with base prices starting from under $100,000. As of December 31, 2009, the Company had 153 actively selling communities in 12 metropolitan areas including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, and the East Bay/Central Valley and Inland Empire of California. Meritage Homes and its predecessor companies have delivered more than 65,000 homes since the Company was founded in 1985.
     In 2010, Meritage is celebrating its 25th Anniversary, and is the only large national homebuilder to be 100% ENERGY STAR® qualified in every home started in 2010. The Company has launched a new Simply Smart Series™ and a 99-day guaranteed completion program in certain communities. Meritage has designed and built more than 65,000 homes in its 25-year history, and has a reputation for its distinctive style, quality construction and positive customer experience. To find a Meritage community near you, go to www.meritagehomes.com.
Meritage Homes is listed on the NYSE under the symbol MTH.
For more information about the Company, visit http://investors.meritagehomes.com
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